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                                                                    EXHIBIT 23.5



INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement (relating to the offer to exchange up to $500,000,000 aggregate principal amount of new 6-3/4% Senior Notes due 2005, which are registered with the Security and Exchange Commission for any and all outstanding 6-3/4% Senior Notes due 2005 issued in a private offering on November 18, 1998) of USA Networks, Inc. (formerly HSN, Inc. and Silver King Communications, Inc.) on Form S-4, of our report dated July 2, 1996 appearing in the Prospectus, which is a part of this Registration Statement, and to the references to us under the heading and "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP

Tampa, Florida
January 26, 1999